UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 13, 2018
The 2018 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Tuesday, March 13, 2018 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.
To elect the ten directors nominated by the Board of Directors of the Company (the “Board” or "Board of Directors") and named in the proxy statement to hold office until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 19, 2018 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about February 8, 2018. The Board requests that you sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.
By Order of the Board of Directors,
MICHAEL I. SNYDER
Secretary
February 1, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 13, 2018
The proxy statement and 2017 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available at www.tollbrothers.com under "Contact Us." You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones), recording devices and other electronic devices, and the use of cellular phones, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
Attendance at the Meeting is limited to stockholders, who may be "record holders" who own shares directly in their names, or who may hold shares in “street name” through banks, brokerages, or other intermediaries. In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.
If you plan to vote by proxy but attend the Meeting in person:

•	Indicate your votes on your proxy card or voting instruction card;

•	Mark the box on your proxy card or voting instruction card indicating your intention to attend the Meeting;

•	Return the proxy card or voting instruction card to the address indicated; and

•	Follow the admission policies set forth above.
If you plan to attend and vote at the Meeting:

•	If you are a "record holder," bring your proxy card with you to the Meeting;

•	If you hold your shares in "street name," contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting;

•	Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 26, 2018 to the attention of Michael I. Snyder, Secretary; and

•	Follow the admissions policies set forth above.

*
Written notice should include: (1) your name, complete mailing address and phone number; (2) if you are a beneficial holder, evidence of your ownership; and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 26, 2018, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 13, 2018
PROXY SUMMARY
A summary of certain information in this proxy statement is provided below. Please review the complete proxy statement and 2017 annual report for Toll Brothers, Inc. (the “Company,” “we,” “us” or “our”) before you vote.
Fiscal 2017 Performance Highlights
In determining fiscal 2017 compensation for our named executive officers ("NEOs"), the Executive Compensation Committee of our Board of Directors (the "Compensation Committee") considered the contributions of each of our executive officers to the Company’s strategy to grow the Company, diversify our geographic footprint and residential product lines, and improve our return on beginning equity. The Compensation Committee also considered Company performance in fiscal 2017 and paid particular attention to our performance and our management’s achievements in fiscal 2017 in the following areas:

•
Revenues: Our revenues in fiscal 2017 of $5.82 billion and home building deliveries of 7,151 units rose 12% in dollars and 17% in units compared to fiscal 2016 and were the highest for any fiscal year since 2006.

•
Income: Our pre-tax income improved to $814.3 million in fiscal 2017, compared to pre-tax income of $589.0 million in fiscal 2016 (which was negatively impacted by $125.6 million in warranty charges). We reported net income of $535.5 million in fiscal 2017, or $3.17 per share diluted, compared to net income of $382.1 million in fiscal 2016, or $2.18 per share diluted.

•	Contracts: Our net signed contracts in fiscal 2017 of $6.83 billion and 8,175 units rose 21% in dollars and 22% in units compared to fiscal 2016.

•	Backlog: Our fiscal year-end 2017 backlog was $5.06 billion, up 27% compared to fiscal year-end 2016.
The Compensation Committee recognized management’s efforts in achieving the performance outcomes set forth above. Our “Compensation Discussion and Analysis” is on pages 22 to 41, the “Compensation Committee Report” is on page 41, and our Summary Compensation Table and the other compensation tables and accompanying narrative are on pages 42 to 52.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect ten director nominees to hold office until the 2019 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated the nine current directors and a new director nominee for election at the Meeting. All of our current directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our directors, see “Proposal One—Election of Directors” on page 6.

Name	Age	Director Since	Principal Occupation	Independent

Robert I. Toll	77	1986	Executive Chairman of the Board of Directors, Toll Brothers, Inc.
Douglas C. Yearley, Jr.	57	2010	Chief Executive Officer, Toll Brothers, Inc.
Edward G. Boehne	77	2000	Retired President, Federal Reserve Bank of Philadelphia	✓
Richard J. Braemer	76	1986	Senior Counsel, Ballard Spahr LLP	✓
Christine N. Garvey	72	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Carl B. Marbach	76	1991	President, Greater Marbach Airlines, Inc.	✓
John A. McLean	48	2016	Chief Executive Officer and Distribution Principal, Hartford Funds Distributors	✓
Stephen A. Novick	77	2003	Senior Advisor, Chasbro Investments	✓
Wendell E. Pritchett	53	n/a	Provost, University of Pennsylvania	✓
Paul E. Shapiro	76	1993	Chairman, Q Capital Holdings LLC	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2018. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2017 and fiscal 2016, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 10.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 11 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs. We hold this advisory vote on an annual basis.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program.
The Board of Directors recommends that you vote “FOR” Proposal Three

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Toll Brothers, Inc., a Delaware corporation, for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Robert I. Toll and Mr. Douglas C. Yearley, Jr., or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Robert I. Toll and Mr. Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 19, 2018. At the close of business on the Record Date, there were 153,731,513 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (NYSE) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One and Three without specific instructions from you as to how to vote, because each of these proposals is not considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter, and brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions/Withhold Votes
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions/ Withhold Votes

1.	Election of Directors	Majority of votes cast	No	No effect	No effect
2.	Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory Say on Pay Vote	Majority of votes cast	No	No effect	No effect

Security Ownership of Principal Stockholders and Management
The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and NEOs; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	17,225,132	11.20%
55 East 52nd Street New York, New York 10055
The Vanguard Group (3)	11,401,118	7.42%
100 Vanguard Blvd. Malvern, PA 19355
Robert I. Toll (4)	11,649,317	7.54%
250 Gibraltar Road Horsham, Pennsylvania 19044
Edward G. Boehne	131,105	*
Richard J. Braemer	159,821	*
Christine N. Garvey	19,001	*
Carl B. Marbach (5)	179,584	*
John A. McLean	1,871	*
Stephen A. Novick	27,355	*
Wendell E. Pritchett	—	*
Paul E. Shapiro	192,431	*
Douglas C. Yearley, Jr.	1,197,664	*
Richard T. Hartman	285,965	*
Martin P. Connor	228,668	*
All directors and executive officers as a group (11 persons) (1)	14,072,782	9.01%

*    Less than 1%

(1)
Shares issuable pursuant to restricted stock units (“RSUs”) vesting and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following number of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 739,505 shares; Mr. Boehne, 85,909 shares; Mr. Braemer, 75,223 shares; Ms. Garvey, 16,118 shares; Mr. Marbach, 86,804 shares; Mr. McLean, 1,771 shares; Mr. Novick, 17,909 shares; Mr. Shapiro, 83,909 shares; Mr. Yearley, 984,332 shares; Mr. Hartman, 243,140 shares; Mr. Connor, 181,761 shares; and all directors and executive officers as a group, 2,516,381 shares.

(2)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A on January 23, 2018, which states that BlackRock has sole voting power with respect to 16,160,033 shares and sole dispositive power with respect to 17,225,132 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(3)
The Vanguard Group ("Vanguard") filed a Schedule 13G on February 10, 2017, which states that Vanguard has sole dispositive power with respect to 11,245,548 shares, sole voting power with respect to 129,002 shares, shared dispositive power with respect to 155,570 shares, and shared voting power with respect to 30,458 shares. According to the Schedule 13G/A filed by Vanguard, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(4)
Amount includes 163,005 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,950,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.

(5)
Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") identifies individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors. The Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including, when appropriate, those applicable to membership on the Audit and Risk Committee and the Compensation Committee, as well as other criteria it deems appropriate.
The Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a Board of Directors of a corporation with the size, complexity, reputation, and success of the Company. Although the Governance Committee does not have a separate policy specifically governing diversity, it will consider a candidate’s experience, education, skills, background, gender, race, ethnicity, and other qualities and attributes, including the contributions of these qualities and attributes to the Board as a whole.
Board Composition
The Governance Committee assesses annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee may establish processes for developing candidates for Board membership and conducting searches for Board candidates.
As part of this annual review of Board composition, the Governance Committee considers director tenure, including a comparison of director tenure to the Company's peer group set forth on page 37. To assist in its review, the Chair of the Governance Committee periodically conducts individual meetings with the independent directors to discuss Board composition and determine whether each such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.
Our Lead Independent Director (who also is the Chair of the Governance Committee) leads the annual Board self-evaluation procedure to review the Board's effectiveness and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director presides over the discussion with the Board to review this information and to identify any areas for improvement.
The Board believes that, through its annual review of Board composition and nomination process, coupled with its annual self-evaluation procedure, the Board will continue to meet the needs of the Company. In fiscal 2015, the Governance Committee recommended that Mr. McLean be included as a director nominee for election at the 2016 Annual Meeting of Stockholders. In fiscal 2017, the Governance Committee reviewed the qualifications of a number of potential director candidates and, at the beginning of fiscal 2018, recommended that the Board increase the size of the Board to 10 members and nominate Dr. Pritchett as a director nominee for election at the Meeting.

Our Director Nominees
Upon the recommendation of the Governance Committee, the Board has nominated the nine current directors for re-election and has nominated Dr. Pritchett, who is not currently a director, for election at the Meeting. Each current director is standing for re-election, and Dr. Pritchett is standing for election, in each case to hold office until the 2019 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director.
During fiscal 2016, the Board adopted a majority voting standard for uncontested director elections. Under a majority voting standard, in uncontested elections, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote in the event of a contested election.
Dr. Pritchett was initially identified to the Governance Committee as a candidate by the Company's General Counsel. The Governance Committee determined that Dr. Pritchett was qualified to become a Director based on the Board membership criteria set forth above. The Governance Committee specifically evaluated his skills and qualifications in fiscal 2017 and in early fiscal 2018 as part of its annual review of Board composition. The Governance Committee considered Dr. Pritchett's expertise in areas that were previously identified as the skills and qualifications that the Board believes should be represented on the Board, including his expertise in real estate and housing law. Based on its evaluation of the Board’s composition and Dr. Pritchett's qualifications, the Governance Committee recommended that the Board increase the size of the Board to 10 directors and nominate Dr. Pritchett as a director, which the Board approved.
The Governance Committee has reviewed the business experience and qualifications of each director nominee and believes that the directors' business experience in these areas brings value to the Board and to the Company in light of our business strategy, structure, and direction. This business experience, coupled with our directors' knowledge and understanding of the Company's operations, governance, personnel, and business ethic gained by them over time, have led the Governance Committee and the Board of Directors to the conclusion that each director provides the Company with unique perspective, insight, and skills that enable him or her to provide strong guidance and leadership during all phases of the cycle of the real estate market and in times of management transition, and that each should serve as a director of the Company.
2018 Director Nominees
Set forth below is biographical information about our director nominees.
Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as Chairman of the Board and Chief Executive Officer from our inception until June 2010, when he assumed the position of Executive Chairman of the Board. He brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board, Chief Executive Officer and, currently, Executive Chairman of the Company, and has established the Company as the country’s leading luxury home builder.
Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 25 years he has been with the Company, his managerial and leadership experience, and his legal background.

Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Risk Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Bancorp, Inc. and its subsidiary, Beneficial Bank. Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his current and past service in various board and advisory positions with high profile companies in the banking and insurance industries.
Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including real estate transactions, he brings to the Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees, and independent directors of publicly and privately held corporations.
Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. Ms. Garvey has been a member of the board of directors of HCP, Inc. since 2007. She previously served on the boards of directors of ProLogis through May 2017 and Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.
Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.
John A. McLean has been a member of our Board since March 2016. He is a member of the Nominating and Corporate Governance Committee. Mr. McLean is the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of Hartford Funds, a position he has held since January 2013. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers. Prior to that time, Mr. McLean held positions of increasing responsibility at MFS Fund Distributors. He serves on the Board of Trustees of Gateway to Leadership. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.
Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation and the Nominating and Corporate Governance Committees. Mr. Novick serves as Senior Advisor to Chasbro Investments. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In April 2015, he was elected to the Board of Trustees of The Julliard School. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to the Board his creative skills, leadership, and expertise in the field of marketing communications.

Wendell E. Prichett is Provost of the University of Pennsylvania, a position he has held since July 2017. Since 2014, he has been the Presidential Professor of Law and Education at the University of Pennsylvania. From 2014 to 2015, he served as Interim Dean of the University of Pennsylvania School of Law. A professor at the University of Pennsylvania School of Law from 2001 to 2009, Dr. Pritchett also served as Chancellor of Rutgers University-Camden from 2009 to 2014, and in 2008 he served as Deputy Chief of Staff and Director of Policy for Philadelphia Mayor Michael Nutter, who also appointed him to the School Reform Commission, where he served from 2011 to 2014. Dr. Pritchett served as Chair of the Redevelopment Authority of Philadelphia and as President of the Philadelphia Housing Development Corporation from 2008-2011. Prior to that, he spent five years as assistant professor of history at Baruch College of the City University of New York, and in 2007, he chaired the Urban Policy Task Force for then-U.S. Senator Barack Obama’s presidential campaign. Dr. Pritchett is a member of the board of directors of WHYY and the Stoneleigh Foundation. He brings to the Board of Directors his leadership and administrative skills, expertise in real estate and housing law, and experience as policymaker, political advisor, and leader in nonprofit organizations with a particular focus on urban development.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit and Risk Committee and a member of the Executive Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Holdings LLC, and he is Chairman of the Board of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP and was a partner in Wolf, Block, Schorr and Solis-Cohen. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.
The table below summarizes certain key qualifications and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily.

Skills and Qualifications of Our Director Nominees
Name	Leadership	Industry	Operating	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Public Boards

Robert I. Toll	•	•	•		•	•	•
Douglas C. Yearley, Jr.	•	•	•		•	•
Edward G. Boehne	•			•	•	•	•
Richard J. Braemer	•	•		•	•	•	•
Christine N. Garvey	•	•	•	•		•	•
Carl B. Marbach	•		•	•	•
John A. McLean	•		•	•	•
Stephen A. Novick	•				•	•	•
Wendell E. Pritchett	•	•	•		•	•
Paul E. Shapiro	•		•	•	•	•	•
Required Vote
Director nominees are elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2018. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2017 and 2016:

	2017	2016

Audit Fees (1)	$1,647,524	$1,360,000
Audit-Related Fees (2)	1,995	1,995
Tax Fees (3)	159,664	74,000
All Other Fees	—	—
	$1,809,183	$1,435,995

(1)
“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information (d) the issuance of consents and comfort letters to underwriters in various filings with the Securities and Exchange Commission ("SEC"), and transaction advisory services related to an acquisition.

(2)	“Audit-Related Fees” include fees for the use of the independent auditors’ technical accounting research tool.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2017 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2017.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
In advisory votes in 2017 and 2011, our stockholders voted in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board has adopted this approach since 2011. In accordance with the outcome of those stockholder votes and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program. The results of our Say on Pay votes held to date are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote
2017	97%
2016	98%
2015	87%
2014	98%
2013	99%
2012	98%
2011	99%
In response to the Say on Pay vote in 2015, the Compensation Committee changed several components of our executive compensation program to strengthen the alignment between pay and performance. These changes reflected feedback from engagement with stockholders and proxy advisory firms, current market practice, and advice from the Compensation Committee’s independent compensation consultant, in addition to consideration of our Say on Pay advisory vote results.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our short- and long-term business strategy, which is described in the “Compensation Discussion and Analysis” on pages 22 to 41 and the compensation tables (and accompanying narrative) on pages 42 to 52. In determining fiscal 2017 compensation for our NEOs, the Compensation Committee considered Company performance in fiscal 2017 and our management’s achievements in fiscal 2017 set forth under “Compensation Discussion and Analysis—Fiscal 2017 Performance” starting on page 22.
We are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 'Compensation Discussion and Analysis' beginning on page 22 of the proxy statement and the related compensation tables and narrative discussion."
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

Equity Compensation Plan Information
The following table provides information as of October 31, 2017 with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	8,064	$27.5953	5,808
Equity compensation plans not approved by security holders	—	—	—
Total	8,064	$27.5953	5,808

(1)
Amount includes 6,120,000 shares and 1,944,000 shares underlying stock options and RSUs, respectively, outstanding as of October 31, 2017. The amount of performance-based RSUs, which is included in the RSU amount, reflects the maximum number of shares that could be issued under the fiscal 2017 and 2016 awards as further described under "Performance-Based RSUs" starting on page 32.

(2)	The weighted-average exercise price does not take into account the 1,944,000 shares underlying RSUs outstanding as of October 31, 2017.

CORPORATE GOVERNANCE
We are committed to operating within a comprehensive plan of corporate governance for the purpose of defining and evaluating director independence, assigning Board committee responsibilities, ensuring the appropriate mix of director skills and qualifications for effective board oversight, setting high standards of professional and personal conduct, and assuring compliance with such responsibilities and standards. The Board and the Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.
Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on, and can be obtained free of charge from, our website at www.tollbrothers.com under “Investor Relations: Governance.”
Leadership Structure
In fiscal 2010, the Board appointed Mr. Douglas C. Yearley, Jr. as Chief Executive Officer ("CEO") and Mr. Robert I. Toll, our co-founder and prior CEO, as Executive Chairman of the Board. Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with Mr. Robert I. Toll and the Board. As Executive Chairman of the Board, Mr. Robert I. Toll is actively involved in our business through his continuing guidance and oversight of the Company's land acquisition, mergers and acquisitions activity, and balance sheet management, his role as an advisor to the executive officers, including on management succession, and his role as a mentor to senior management. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Robert I. Toll’s fifty years of experience, skills, expertise, and knowledge of the Company and the home building industry,
Since March 2011, Edward G. Boehne has served as the Lead Independent Director of the Board of Directors. Mr. Boehne helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Executive Chairman of the Board, the CEO and the non-independent directors, on the one hand, and the independent directors, on the other hand;

•	serving as the director whom stockholders may contact;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors; and

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time.
Codes of Business Conduct and Ethics
The Governance Committee is responsible for reviewing proposed changes to the Company's governance instruments, including its codes of ethics. In December 2016, upon the recommendation of the Governance Committee, the Board approved a revised Code of Ethics and Business Conduct which applies to all employees, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics are available free of charge from our website at www.tollbrothers.com under “Investor Relations: Governance.”

Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:

(1)
the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of, or is, or has been within the last three years, one of our executive officers;

(2)
the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3)
(a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4)
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5)
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

(6)
the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our director nominees, other than Mr. Robert I. Toll and Mr. Yearley, are independent. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.

Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2017 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the cover page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the current chairs and membership of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Douglas C. Yearley, Jr.
Edward G. Boehne	•	M		C
Richard J. Braemer	•				C
Christine N. Garvey	•	M			M
John A. McLean	•			M
Carl B. Marbach	•	M	C		M
Stephen A. Novick	•		M	M
Paul E. Shapiro	•	C	M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and for the entire 2017 fiscal year was, composed of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see “Proposal One—Election of Directors” starting on page 6.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	acting on behalf of our Board to discharge the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;

•	review of the performance of our internal audit function; and

•	management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 53 under “Audit and Risk Committee Report.” During fiscal 2017, the Audit Committee held 11 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with management, the company’s Chief Audit Officer (who oversees our internal audit function), and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and for the entire 2017 fiscal year was, composed of Carl B. Marbach (Chair), Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) of the Code.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman of the Board and the CEO;

•
evaluating the performance of the Executive Chairman of the Board and the CEO in light of those goals and objectives and determining each of the Executive Chairman of the Board’s and CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on Say on Pay;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•
administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's Senior Officer Bonus Plan ("Senior Officer Plan") and its Supplemental Executive Retirement Plan ("SERP");

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” beginning on page 22. The Compensation Committee held five meetings during fiscal 2017. During fiscal 2017, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation and advising the Governance Committee on director compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and for the entire 2017 fiscal year was, composed of Edward G. Boehne (Chair), John A. McLean, and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	assessing annually the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, director independence, and director tenure;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs; and

•	considering potential conflicts of interest of directors and NEOs and reviewing and approving related person transactions.
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee also reviews corporate political contributions and our corporate compliance program, including compliance with the Company's

Pledging Policy and Stock Ownership Guidelines. The Governance Committee held three meetings during fiscal 2017.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and for the entire 2017 fiscal year was, composed of Richard J. Braemer (Chair), Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee held one meeting during fiscal 2017.
Director Attendance
Attendance at Board Meetings

•	The Board held six meetings during fiscal 2017.

•	All directors attended over 75% or more of the meetings of the Board and Board Committees on which they served.

•
Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During fiscal 2017, the independent directors met four times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our directors attended our 2017 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from an enterprise risk management committee composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. This committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the financial impact to the Company, the results of which are presented to the Audit Committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive directors to the Board. Our non-executive directors are compensated in cash and equity for their service as directors. Equity award grants made in fiscal 2017 were issued under the Toll Brothers, Inc. Stock Incentive Plan for Non-Executive Directors (2016).
The compensation program in effect for fiscal 2017 for non-executive directors consisted of the following components:

•
Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer, consisting of a combination of cash and restricted stock units ("Director RSUs"), with an annual aggregate value of $210,000 as follows:

•	Cash. Each non-executive director receives one-third of the annual retainer in cash.

•
Equity. The equity portion of the annual retainer for a non-executive director consists of Director RSUs having a grant date fair value of two-thirds of the annual retainer, except that fractional share units are not issued.

•
Committee Retainer. Each member of the Audit Committee, the Governance Committee, and the Compensation Committee receives annually, for service on each such Committee, a combination of cash and equity with a grant date fair value of $20,000, consisting of (i) one-third of this amount in cash and (ii) Director RSUs having a grant date fair value of two-thirds of this amount. In addition, the Chair of each of these committees receives an additional annual cash retainer of $10,000.

Each member of the Public Debt and Equity Securities Committee receives annually for any fiscal year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000, consisting of (i) one-third of this amount in cash and (ii) Director RSUs having a grant date fair value of two-thirds of this amount. In addition, the Chair of that Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director, Mr. Edward G. Boehne, receives annually $10,000 in cash for his services in that capacity.
Fiscal 2017 Changes to Director Compensation Program
In fiscal 2016, the Board adopted changes to the non-executive director compensation program that were effective for service starting in fiscal 2017. At that time, the Board increased the annual retainer from $160,000 to $210,000. The Board also determined that the equity portion of the annual retainers for Board and Committee service would consist of RSUs having a grant date fair value of two-thirds of the annual retainer; previously, the equity portion of the annual retainers was evenly divided between Director RSUs and non-qualified stock options ("Director Options").

Director Compensation Table
The following table sets forth information concerning the fiscal 2017 compensation awarded to or earned by our non-executive directors. The equity portion of annual compensation is paid following the end of the fiscal year, so the equity grant for service in fiscal 2016 was made at the beginning of fiscal 2017, and the equity grant for service in fiscal 2017 was made at the beginning of fiscal 2018. For service in fiscal 2016, the annual retainer was $160,000, with one-third of this amount awarded in Director RSUs and one-third awarded in Director Options.
Executive directors are not compensated for their service as directors. The compensation received by our executive directors for their services as employees is shown in the Summary Compensation Table on page 42 of this proxy statement.
Director Compensation during Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Edward G. Boehne	103,400	66,634	66,136	—	—	236,170
Richard J. Braemer	78,300	56,645	56,212	—	—	191,157
Christine N. Garvey	80,000	59,996	59,531	—	—	199,527
Carl B. Marbach	96,700	69,985	69,439	—	—	236,124
John A. McLean	76,700	38,880	38,581	—	—	154,161
Stephen A. Novick	83,400	66,634	66,136	—	—	216,170
Paul E. Shapiro	93,400	66,634	66,136	—	—	226,170

(1)
Annual Director RSU grants to non-executive directors are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2016 which were made in the first quarter of fiscal 2017.

Director RSUs are granted on a date within the last 15 days of December that is determined in advance by the Board for service during the immediately preceding fiscal year. Director RSUs vest in equal annual installments over two years, and shares underlying Director RSUs are generally deliverable 30 days after the vesting of the second installment. Director RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the Director RSUs to which the dividend equivalents relate. Upon a change of control of the Company or upon the death, disability, or retirement of the director, Director RSUs will vest immediately, and shares underlying Director RSUs will be deliverable 30 days after vesting.
For service in fiscal 2016, each non-executive director received Director RSUs having a value of $53,333 for Board service. In addition, non-executive directors received RSUs having a value of $6,666 for service on each of the Audit Committee, the Governance Committee, and the Compensation Committee, and RSUs having a value of $3,333 for service on the Public Debt and Equity Securities Committee. For purposes of determining the number of Director RSUs that are awarded, the grant date fair value per share is the closing price of our common stock on December 20, 2016, the grant date of the Director RSUs. Fractional Director RSUs are not granted.

(2)
The non-executive directors held the following amounts of outstanding unvested Director RSUs at October 31, 2017: Mr. Boehne, 3,123 units; Mr. Braemer, 2,655 units, Ms. Garvey, 2,811 units; Mr. Marbach, 3,280 units; Mr. McLean, 1,230 units; Mr. Novick, 3,123 units; and Mr. Shapiro, 3,123 units. The non-executive directors held the following amounts of outstanding vested Director RSUs at October 31, 2017: Mr. Boehne, 1,014 units; Mr. Braemer, 862 units; Ms. Garvey, 913 units; Mr. Marbach, 1,065 units; Mr. Novick, 1,014 units; and Mr. Shapiro, 1,014 units.

(3)
Annual Director Options grants are made during the first quarter of each fiscal year for service on the Board and Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants for service in fiscal 2016 which were made in the first quarter of fiscal 2017.

Director Options for service in fiscal 2016 were granted on December 20, 2016 with an exercise price equal to the closing price of our common stock on the date of grant. Director Options have a ten-year term and vest in equal annual installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. For directors with five or more years of service, Director Options granted after directors have five or more years of service continue to vest and remain exercisable for the ten-year term in the event of the director's death, disability, or retirement.
Each non-executive director received Director Options having a value of $53,333 for Board service in fiscal 2016. In addition, non-executive directors received Director Options having a value of $6,666 for service on each of the Audit Committee, the Governance Committee, and the Compensation Committee; and Director Options having a value of $3,333 for service on the Public Debt and Equity Securities Committee. Director Options for fractional shares are not granted. The Director Option grant values reflected in the table may vary from these amounts because the Director Option grant date fair value per share is determined as follows:
For purposes of determining the number of shares that are subject to the Director Options granted, the assigned value per share of the Director Options was determined by multiplying the closing price of our stock on December 20, 2016, the grant date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the grant date of the awards, and (y) the numerator is the grant date fair value of the Director Options granted in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC 718"); assumptions used in the calculation of the ASC 718 amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, excluding the effect of estimated forfeitures.

(4)
The non-executive directors held unexercised Director Options to acquire the following amounts of our common stock at October 31, 2017: Boehne, 86,838 shares; Mr. Braemer, 76,012 shares; Ms. Garvey, 32,954 shares; Mr. Marbach, 87,779 shares; Mr. McLean, 2,313 shares; Mr. Novick, 18,838 shares; and Mr. Shapiro, 84,838 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
This Compensation Discussion and Analysis ("CD&A") focuses on how our NEOs are compensated and how their compensation aligns with the Compensation Committee's objectives in setting compensation for our NEOs. In our CD&A, we will discuss:
Fiscal 2017 Performance
In determining NEO compensation for fiscal 2017, the Compensation Committee considered the contributions of each of our NEOs to the Company’s strategy to grow the Company, diversify our geographic footprint and residential product lines, and improve our return on beginning equity. The Compensation Committee also considered Company performance in fiscal 2017 and paid particular attention to the Company's performance in the areas of revenues, income, contracts, and backlog:

•
Revenues: Our revenues in fiscal 2017 of $5.82 billion and home building deliveries of 7,151 units rose 12% in dollars and 17% in units compared to fiscal 2016 and were the highest for any fiscal year since 2006.

•
Income: Our pre-tax income improved to $814.3 million in fiscal 2017, compared to pre-tax income of $589.0 million in fiscal 2016 (which was negatively impacted by $125.6 million in warranty charges). We reported net income of $535.5 million in fiscal 2017, or $3.17 per share diluted, compared to net income of $382.1 million in fiscal 2016, or $2.18 per share diluted, a 38.3% increase in diluted earnings per share.

•	Contracts: Our net signed contracts in fiscal 2017 of $6.83 billion and 8,175 units rose 21% in dollars and 22% in units compared to fiscal 2016.

•	Backlog: Our fiscal year-end 2017 backlog was $5.06 billion, up 27% compared to fiscal year-end 2016.
The Compensation Committee also considered the following results and achievements:

•	Gross Margin: Our gross margin as a percentage of revenues for fiscal 2017 was 21.5%, compared to 19.8% for fiscal 2016 (which was negatively impacted by $125.6 million in warranty charges).

•	Operating Margin: Our operating margin improved to 11.1% for fiscal 2017, compared to 9.5% for fiscal 2016 (which was negatively impacted by $125.6 million in warranty charges).

•
Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenues increased to 10.5% for fiscal 2017 compared to 10.4% for fiscal 2016, reflecting investments made to upgrade internal systems and technology.

•	Joint Venture and Other Income: In fiscal 2017, we produced $169.4 million in pre-tax income from our joint ventures, ancillary operations, and other sources, compared to $99.0 million in fiscal 2016.

•
Honors: In fiscal 2017, we were named the Most Admired Home Building Company in Fortune magazine's survey of the World's Most Admired Companies for the third consecutive year, and we once again were named a Fortune 500 company. Our Chief Financial Officer was recognized in the 2018 Institutional Investor All-America Executive Team, Homebuilders and Building Products rankings.

NEO Performance
The Compensation Committee also evaluated the contributions of each of our NEOs in fiscal 2017 to the following areas:

•
The contributions of Mr. Toll, our Executive Chairman, with respect to his continuing guidance and oversight of the Company's land acquisition, mergers and acquisitions activity, and balance sheet management, his role as an advisor to the executive officers, including on management succession, and his role as a mentor to senior management;

•
The contributions of Mr. Yearley, our CEO, and Mr. Hartman, our President and Chief Operating Officer, to the Company's growth, as fiscal 2017 was the Company’s sixth consecutive year of strong growth with its highest revenues since 2006;

•
The contributions of Mr. Yearley, Mr. Hartman, and Mr. Connor, our Chief Financial Officer, that were reflected in the Company's fiscal 2017 stock price performance, which increased 67% at fiscal year-end from the prior year-end;

•
The efforts of Mr. Yearley to diversify the Company's geographic footprint and broaden its residential product lines, including through acquisition of Coleman Homes in Boise, Idaho, expansion of its active adult, City Living, and Apartment Living product lines, and introduction of a product line of millennial-focused affordable luxury homes;

•	The contributions of Mr. Hartman to the successful integration of Coleman Homes following its acquisition in fiscal 2017;

•
Mr. Connor's contributions in the areas of: new joint ventures formed; managing the Company’s balance sheet, including through issuance of debt; assessing and managing risk; and oversight of initiatives to improve the Company’s information technology infrastructure;

•
The contributions of Mr. Yearley and Mr. Connor to the improvement of the Company's return on beginning equity, which rose to 12.7% in fiscal 2017 from 9.0% in fiscal 2016, including through stock repurchases, formation of capital-efficient joint ventures, reduction in owned rather than controlled land, and operations; and

•	The efforts of Mr. Yearley, Mr. Hartman, and Mr. Connor to further enhance the Company’s brand, which were reflected in industry honors received in fiscal 2017.

Summary of Executive Compensation Program
Our executive compensation program is designed to incentivize our NEOs to improve performance and manage risk over the short- and long-term and align the interests of our NEOs with our stockholders.

	Element	Time Horizon	Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus (1)	Short (1 year)	60% Quantitative Component: Pre-tax Income (PTI Metric) 40% Qualitative Component: Individual/Company Performance
	Performance-Based RSUs	Medium (3-4 years)	PTI Metric (25%) Gross Margin (Margin Metric) (25%) Units Delivered (Units Metric) (25%) Relative TSR (25%)
	Options	Long (10 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance

(1)
Annual incentive bonus payments are subject to achievement of the consolidated revenues and PTI Metric (defined below) performance goals under the Senior Officer Plan described under "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 28.

Other Executive Compensation Program Features

Annual Say on Pay	No tax gross-ups
Stockholder engagement	No employment agreements
Independent Compensation Committee consultant	No golden parachutes
Caps on long-term and incentive awards	No stock option repricing
Clawback policy	Hedging and pledging policies
Limited perquisites	Stock ownership guidelines
Performance-based RSU metrics are based on equally-weighted pre-tax income, gross margin as a percentage of revenues, units delivered, and relative total shareholder return. The performance metrics based on pre-tax income and gross margin exclude the impact of certain items and therefore can differ from results as reported under U.S. generally accepted accounting principles (GAAP). The Compensation Committee reviewed these exclusions when it established performance targets at the beginning of the fiscal year.

2017 Performance-Based RSU Metrics

PTI Metric	Pre-tax income, excluding write-downs, expense of an acquisition, and other items set forth on page 33
Margin Metric	Gross margin as a percentage of revenues, excluding interest expense in home building cost of revenues, write-downs, expense of an acquisition, and other items set forth on page 33
Units Metric	Units delivered
Relative TSR	Total shareholder return (“TSR”) compared to the Company's peer group of publicly-traded home building companies set forth on page 37

Compensation Philosophy and Objectives
We face competition for talent from a number of other home builders in markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•
Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.

•
Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including use of performance-based RSU grants as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders, including the use of such compensation to reward actions that demonstrate long-term vision.

•
Set compensation levels that are competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through the phases of the cycle of the real estate market.

•
Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•	Use pay practices that support good governance.

◦	We do not enter into employment agreements with NEOs or agreements that provide “golden parachute" cash payouts or excise tax gross-ups for our NEOs.

◦	Perquisites are limited, and we do not provide tax gross ups on perquisites.

◦	Incentive compensation, including stock-based compensation, is subject to a clawback policy starting in fiscal 2017.

◦	We have policies that restrict NEOs' hedging and pledging of Company shares.

◦	We have stock ownership guidelines under which our NEOs and non-management directors are expected to acquire a meaningful level of stock ownership in the Company.
Consideration of Say on Pay Results
Our executive compensation program has consistently received strong support from our stockholders. See "Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)" on page 11 for the results of our annual Say on Pay votes held to date. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program.
At our 2017 Annual Meeting of Stockholders, 97% of stockholders voting on our Say on Pay proposal voted in support of the compensation of our NEOs. The Compensation Committee viewed the results of our 2017 Say on Pay vote as an affirmation by our stockholders of the Company's executive compensation program and, accordingly, did not implement significant changes to the program during fiscal 2017.

Fiscal 2017 Performance Targets
In setting performance metric target levels, the Compensation Committee considers the Company's forecasted results and prior performance, as well as economic and industry conditions. As part of its annual review of the structure of the executive compensation program, the Compensation Committee also considers the specific performance metrics used in the program and their alignment with our stockholders' long- and short-term interests. When making final compensation decisions, the Compensation Committee retains the flexibility to apply negative discretion to formulaic award amounts that are based on achievement of performance metric levels.
Fiscal 2017 Annual Incentive Bonus Performance Goals
Annual incentive bonus payments to the NEOs are subject to achievement of target amounts under the Senior Officer Plan and achievement of individual performance criteria. The Compensation Committee determined in early fiscal 2017 that eligibility for award amounts under the Senior Officer Plan for fiscal 2017 would continue to be conditioned upon achievement of equally weighted performance targets based on consolidated revenue and the PTI Metric used as a performance metric for performance-based RSUs, in order to measure growth as well as operating profitability and the Company’s performance in its joint venture and non-home building activities. See "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 28.
Starting in fiscal 2016, the Compensation Committee determined that payout of 60% of the annual incentive bonus for performance would be based on achievement of the PTI Metric target amount used for performance-based RSUs, since it is a measure of both operating profitability and the Company’s performance in its joint venture and non-home building activities. The remaining 40% of the annual incentive bonus for individual performance continued to be based on a qualitative assessment of individual and company performance. The Compensation Committee did not make any changes to the individual performance criteria for the annual incentive bonus for fiscal 2017. For a discussion of the methodology to determine annual incentive bonus amounts, see "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 28.
No award payable to a participant under the Senior Officer Plan can exceed an award cap of $8.5 million (the "Award Cap"). The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant. For fiscal 2017 performance, the Compensation Committee awarded annual incentive bonuses discussed below that were well below the maximum amounts allowable under the Senior Officer Plan, which has been true since adoption of the plan.
The stockholder-approved Senior Officer Plan is designed to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to the plan participants designated by the Compensation Committee. Awards paid under the Senior Officer Plan are designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code. Commencing with the Company's 2019 fiscal year, the exemption from Section 162(m)’s deduction limit for performance-based compensation will be eliminated. The Compensation Committee may seek to retain the tax deductibility of annual incentive bonus payments for fiscal 2018. See "Other Compensation Practices and Policies—Tax and Accounting Implications" on page 41.
Fiscal 2017 Performance-Based RSU Metrics
The Compensation Committee chose to award performance-based RSUs starting in fiscal 2012, based on the recommendation of its independent compensation consultant, to align compensation with our achievement of growth and profitability through use of a medium-term equity award tied to pre-established performance metrics.

Since fiscal 2012, the Compensation Committee has awarded performance-based RSUs related to three operational performance metrics ("Ops PRSUs"). At the beginning of fiscal 2016, the Compensation Committee determined that it would add a fourth performance metric by awarding performance-based RSUs related to relative TSR ("TSR PRSUs") to further support the alignment between pay and performance.
Ops PRSUs. At the beginning of fiscal 2017, the Compensation Committee determined that Ops PRSUs would continue to measure performance based on the following metrics:

•	PTI Metric, which measures operating profitability as well as the Company’s performance in its joint venture and non-home building activities;

•	Margin Metric, which measures home building profitability and efficiency; and

•	Units Metric, which measures growth without regard to changes in housing prices.
The Compensation Committee set PTI Metric and Units Metric performance targets for fiscal 2017 that significantly exceeded target levels for fiscal 2016 and fiscal 2015 performance. The fiscal 2017 Margin Metric reflected industry-wide construction cost increases, as well as the Company's focus on diversifying its product offerings to include homes at lower price points with lower margins.

	Ops PRSU Metric Performance Compared to Target
	Target (100%)		Actual
	2017	2016	2017	% of Target
PTI Metric	$860,000,000	$736,176,000	$827,634,000	96.24%
% Change vs. Prior Year	+16.8%	+38.5%
Margin Metric	25.00%	26.10%	24.77%	99.08%
Change vs. Prior Year	-1.10	+0.31
Units Metric	7,000	6,100	7,151	102.16%
% Change vs. Prior Year	+14.8%	+10.9%
The strength of the Company’s operations in fiscal 2017 resulted in a payout in number of shares at 99.16% of target for the Ops PRSUs, as more fully described under "2017 Performance-Based RSUs—2017 Ops PRSUs" starting on page 33.
The Compensation Committee believes that it has set Ops PRSU performance targets at levels that have incentivized the NEOs to grow the Company while maintaining a focus on profitability. Historical performance and payout levels for the Ops PRSU performance metrics are set forth below.

	Historical Performance—Ops PRSU Payouts as a % of Target
	PTI Metric	Margin Metric	Units Metric
2017 Ops PRSUs	96.24%	99.08%	102.16%
2016 Ops PRSUs	97.73%	98.20%	99.97%
2015 Ops PRSUs	109.70%	101.67%	100.45%

FISCAL 2017 COMPENSATION DECISIONS
Cash Compensation Decisions
Base Salary
Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our peer group set forth on page 37. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
Fiscal 2017 Salary. In early fiscal 2017, the Compensation Committee determined that, for calendar year 2017, the base salaries of the NEOs would remain unchanged, with Mr. Toll, Mr. Yearley, and Mr. Hartman at $1,000,000, and Mr. Connor remaining at $975,000.
Fiscal 2018 Salary. In early fiscal 2018, the Compensation Committee determined that, for calendar year 2018, the base salaries of Mr. Toll, Mr. Yearley, and Mr. Hartman would remain at $1,000,000, and the base salary of Mr. Connor would be increased to $1,000,000. The increase in the base salary for Mr. Connor for calendar year 2018 was based on a consideration of his performance in fiscal 2017 and his increased tenure at the Company.

	Calendar 2018 Salary	Calendar 2017 Salary	Calendar 2016 Salary

Robert I. Toll	$1,000,000	$1,000,000	$1,000,000
Douglas C. Yearley, Jr.	$1,000,000	$1,000,000	$1,000,000
Richard T. Hartman	$1,000,000	$1,000,000	$1,000,000
Martin P. Connor	$1,000,000	$975,000	$975,000
Annual Incentive Bonus
Fiscal 2017 Senior Officer Plan Performance Goals. In early fiscal 2017, the Compensation Committee set performance goals under the Senior Officer Plan for the 2017 fiscal year. Eligibility for 50% of the amount available to the NEOs under the Senior Officer Plan was conditioned upon our achievement of at least 80% of these targets:

Performance Metric	100% Eligibility	50% Eligibility (80% of Targets)	Actual Company Performance

Consolidated Revenues	≥ $5.04 billion (50%)	≥ $4.03 billion (25%)	$5,815,058,000
PTI Metric	≥ $774,000,000 (50%)	≥ $619,200,000 (25%)	$827,634,000
The Compensation Committee met in early fiscal 2018 and determined that we had exceeded the consolidated revenues and PTI Metric targets for 100% eligibility under the Senior Officer Plan during fiscal 2017.
2017 Annual Incentive Bonuses. In early fiscal 2017, the Compensation Committee determined that, in calculating the annual incentive bonus amounts to be paid for fiscal 2017 performance (subject to achievement of the 2017 performance goals under the Senior Officer Plan), payout of 60% of the annual incentive bonus would be based on achievement of a PTI Metric performance target, as discussed in more detail under "Formulaic Bonus Component" below. Each NEO would be eligible to earn the remaining 40% of the target level bonus through the Compensation Committee's qualitative assessment of individual and Company performance in fiscal 2017.

Formulaic Bonus Component
For fiscal 2017, the bonus payment based on PTI Metric performance could range between 80% and 120% of the target bonus amount to the extent that the Company’s PTI Metric performance for fiscal 2017 was between 80% and 120% of the PTI Metric target amount. No amounts would have been paid for PTI Metric performance if the Company’s actual PTI Metric performance for fiscal 2017 was less than 80% of the PTI Metric target amount. The bonus payment for PTI Metric performance would have been paid at the maximum level of 120% of the target bonus amount if the Company’s PTI Metric performance for fiscal 2017 was equal to or greater than 120% of the PTI Metric target amount.
The Compensation Committee met in early fiscal 2018 and determined that the percent achieved of the PTI Metric target amount set forth below was 96.24% for fiscal 2017 performance:

	2017 Annual Incentive Bonus Formulaic Bonus Component
	Minimum (80%)	Target (100%)	Maximum (120%)	Fiscal 2017 Actual

PTI Metric	$688,000,000	$860,000,000	$1,032,000,000	$827,634,000
At that time, the Compensation Committee determined that the formulaic component of the annual incentive bonus amounts for fiscal 2017 based on PTI Metric performance were as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Robert I. Toll	$900,000	$866,160
Douglas C. Yearley, Jr.	$1,560,000	$1,501,344
Robert T. Hartman	$577,500	$555,786
Martin P. Connor	$577,500	$555,786
Qualitative Assessment Bonus Component. As discussed above, in early fiscal 2017 the Compensation Committee determined that in calculating the amounts of annual incentive bonuses actually to be paid out of the amounts for which the NEOs were eligible under the Senior Officer Plan, each NEO would be eligible to earn the remaining 40% of the target level bonus through a qualitative assessment of individual and Company performance.
In its qualitative evaluation of performance for fiscal 2017, the Compensation Committee considered actual results as compared to performance targets set at the beginning of the fiscal year. As part of this assessment, the Compensation Committee considered the Company’s fiscal 2017 results in the following areas, including each NEO's contribution to these results:

•	Results as reported under GAAP on an absolute basis and relative to the prior fiscal year, particularly in the areas of revenues and pre-tax income, both of which exceeded fiscal 2016 results;

•	Actual fiscal 2017 results compared to performance targets for the PTI Metric, Margin Metric, and Units Metric established by the Compensation Committee at the beginning of the fiscal year;

•	Stock price performance during fiscal 2017, as well as TSR performance on an absolute basis and relative to our peer group set forth on page 37;

•
The contributions of each of our NEOs to the Company’s strategy to grow the Company, diversify our geographic footprint and residential product lines, and improve our return on beginning equity in fiscal 2017. For further discussion of these considerations, see “Fiscal 2017 Performance” starting on page 22.

Based on this qualitative assessment of Company performance, the Compensation Committee decided to award the qualitative assessment component of the annual incentive bonuses for fiscal 2017 performance at 120% of target, as set forth below.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Robert I. Toll	$600,000	$720,000
Douglas C. Yearley, Jr.	$1,040,000	$1,248,000
Robert T. Hartman	$385,000	$462,000
Martin P. Connor	$385,000	$462,000
Total Fiscal 2017 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by the NEOs for fiscal 2017 is set forth below. Details on total compensation, measured and presented in the format required by the SEC, can be found in the Summary Compensation Table on page 42 of this proxy statement.

	Base Salary	Annual Incentive Bonus	Total Cash Compensation

Robert I. Toll	$1,000,000	$1,586,160	$2,586,160
Douglas C. Yearley, Jr.	$1,000,000	$2,749,344	$3,749,344
Richard T. Hartman	$1,000,000	$1,017,786	$2,017,786
Martin P. Connor	$975,000	$1,017,786	$1,992,786
Fiscal 2018 Annual Incentive Bonus Performance Goals. In early fiscal 2018, the Compensation Committee set the fiscal 2018 performance goals and target award amounts for the Senior Officer Plan and determined that the methodology to determine the annual incentive bonus amounts for fiscal 2018 performance would remain unchanged from fiscal 2017.

Long-Term Incentive Compensation Decisions
The Compensation Committee awards equity compensation to our NEOs in the form of stock options and performance-based RSUs based on a fixed dollar basis, provided that performance-based RSUs and options for fractional shares are not issued. For awards granted in fiscal 2017, the mix of equity awards for the NEOs (other than Mr. Toll) was fixed at approximately 60% performance-based RSUs and 40% stock options. Equity compensation is granted on a date within the last 15 days of December that is set in advance by the Board.
In early fiscal 2018, the Compensation Committee determined that, for awards granted in fiscal 2018, the amount of stock options and performance-based RSUs awarded to the NEOs would continue to be determined on a fixed dollar basis, and the mix of equity awards for the NEOs would be fixed at approximately 70% performance-based RSUs and 30% stock options.
Stock Options
Options granted to our NEOs have a term of ten years from the date of the grant, and these options vest in equal annual amounts over a four-year period beginning on the first anniversary of the date of the grant. Options granted following ten years of service would continue to vest and be exercisable for the remainder of the ten-year term upon death or disability, or retirement after age 62, and would fully vest upon a change of control of the Company. In addition, all unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us. See “Potential Payments upon Termination or Change of Control” starting on page 48 of this proxy statement.
2017 Options. At the beginning of fiscal 2017, the Compensation Committee granted stock options to each of the NEOs, as set forth in the Grants of Plan-Based Awards During Fiscal 2017 table on page 44 of this proxy statement. These grants were awarded on December 20, 2016 in recognition of the respective NEO’s performance during fiscal 2016.
2018 Options. In early fiscal 2018, the Compensation Committee granted stock options to each of the NEOs in recognition of their fiscal 2017 performance. Such grants have an exercise price of $47.84, the closing price on the Company's stock on December 18, 2017.
The following table sets forth the number of stock options granted on December 18, 2017, in recognition of the respective NEOs' performance in fiscal 2017.

Option Grant for 2017 Performance (1)

Robert I. Toll	43,866
Douglas C. Yearley, Jr.	80,351
Richard T. Hartman	24,352
Martin P. Connor	20,055

(1)
For purposes of determining the number of shares that are subject to the options granted, the assigned value per share of the options was determined by multiplying the closing price of our stock on December 18, 2017, the date of the awards, by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” is the fraction in which (x) the denominator is the closing price of our common stock on the grant date of the awards, and (y) the numerator is the grant date fair value of the options granted in accordance with ASC 718; assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, excluding the effect of estimated forfeitures.

Performance-Based RSUs
Starting in fiscal 2012, the Compensation Committee has awarded performance-based RSUs to each of the NEOs in addition to granting stock options as described above. The Compensation Committee chose to award performance-based RSUs based on the recommendation of its independent compensation consultant to further encourage our growth and profitability through use of a medium-term equity award tied to pre-established performance metrics.
Performance-based RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the performance-based RSUs to which the dividend equivalents relate. Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon an NEO’s termination of his employment due to death or disability. In addition, all shares subject to performance-based RSUs fully vest and all restrictions lapse upon a change of control of the Company. See “Potential Payments upon Termination or Change of Control” starting on page 48 of this proxy statement. Starting with awards granted in December 2016, performance-based RSUs continue to vest upon qualified retirement following ten years of service.
Operational Performance-Based RSUs. Since fiscal 2012, the Compensation Committee has granted Ops PRSUs based on three operational performance metrics. In fiscal 2017, these Ops PRSUs measured performance under the PTI Metric, the Margin Metric, and the Units Metric.
Each performance metric has a minimum threshold level, which, if achieved, would earn 90% of the Ops PRSUs allocated to that metric; a target level, which, if achieved, would earn 100% of the Ops PRSUs allocated to that metric; and a maximum level, which, if achieved, would earn 110% of the Ops PRSUs allocated to that metric. To the extent that actual performance results fall between these levels, the Ops PRSUs earned would be determined proportionately between those levels. Because the Compensation Committee views these three Ops PRSU performance metrics as being equally important, they are evenly weighted in determining a blended average to calculate the payout for the Ops PRSUs. If the minimum threshold performance level of 90% is not achieved for any individual metric, none of the Ops PRSUs would be earned for that metric.
If the minimum performance criteria have been met, each Ops PRSU is subject to vesting in equal annual amounts over four years from the date of grant and the shares underlying the Ops PRSUs will not be delivered until the end of the four-year service vesting period, except that in the event of termination of service, the NEO would be entitled to receive shares underlying vested Ops PRSUs.
TSR Performance-Based RSUs. At the beginning of fiscal 2016, the Compensation Committee determined that it would add TSR as an additional performance metric for long-term incentive awards and award TSR PRSUs. The Compensation Committee determined that TSR would be weighted equally with the three operational performance metrics under the Ops PRSUs, so TSR PRSUs generally would account for one-fourth of the target value of performance-based RSUs awarded to any NEO.
The Compensation Committee determined that TSR PRSUs generally will have a three-year performance period, with vesting and settlement of the award to occur upon the conclusion of the three-year performance period. However, when the Compensation Committee determined that it would award TSR PRSUs at the beginning of fiscal 2016, it determined that it would phase in the TSR PRSU awards by making one-time grants of TSR PRSU target awards which have performance periods of one and two years and vest over three years, in addition to the regularly recurring grant with a three-year performance and vesting period.

Following the conclusion of the performance period, the Compensation Committee determines the number of TSR PRSUs earned by multiplying the target award by the TSR multiplier. The TSR multiplier will be based on the TSR percentile ranking of the Company as follows:

Relative TSR Percentile Rank	TSR Multiplier (1)

Less than 25th Percentile	0%
25th Percentile	50% (threshold)
50th Percentile	100% (target)
75th Percentile or Above	200% (maximum)

(1)	The TSR Multiplier will be determined by linear interpolation for any achievement of the Relative TSR Percentile Rank which falls between the target percentages above.
The Company’s relative TSR percentile rank is determined by ranking the companies in our peer group set forth on page 37 from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of the Company relative to other companies in the peer group. Starting with grants made in December 2016, in no event will the payout for the TSR PRSUs be greater than 125% if the Company’s own TSR is negative for the performance period.
2017 Performance-Based RSUs
2017 Ops PRSUs. In early fiscal 2017, the Compensation Committee granted 2017 Ops PRSUs relating to target levels of 33,660 shares to Mr. Toll; 87,788 shares to Mr. Yearley; 26,573 shares to Mr. Hartman; and 21,828 shares to Mr. Connor, respectively, based on the closing price of our common stock on the grant date. The Ops PRSUs were divided equally among the PTI Metric, Margin Metric, and Units Metric.
The minimum, target, and maximum performance goals for the three 2017 Ops PRSU metrics, as well as actual fiscal 2017 performance, are set forth below.

2017 Performance Metric	Minimum (90%)	Target (100%)	Maximum (110%)	Fiscal 2017 Actual

PTI Metric (1)	$774,000,000	$860,000,000	$946,000,000	$827,634,000
Margin Metric (1)(2)	22.50%	25.00%	27.50%	24.77%
Units Metric	6,300	7,000	7,700	7,151

(1)	The following items, to the extent disclosed in a press release or conference call, are excluded from these performance metrics:

•	Restructuring and severance costs pursuant to a plan approved by the Board, CEO, and/or President and Chief Operating Officer

•	Gains or losses from litigation or claims, natural disasters, or terrorism

•	Effect of changes in laws, regulations, or accounting principles

•
The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit

In addition, the following items are also excluded from these performance metrics:

•	Write-down or impairment of assets or joint venture investments

•	Stock-based compensation overages or underages compared to budget

•	Expense of an acquisition

•	Gains or losses from derivative transactions or the early retirement of debt

(2)	Excludes interest expense in home building cost of revenues

In early fiscal 2018, the Compensation Committee determined the level of the performance criteria that had been met for the 2017 Ops PRSUs awarded in early fiscal 2017. The Compensation Committee determined that the percentages achieved for the PTI Metric, Margin Metric, and Units Metric were 96.24%, 99.08% and 102.16%, respectively, and the payout for the 2017 Ops PRSUs, based on a blended average of the metrics, would be at 99.16% of target.
Based on this payout at 99.16% of target, our NEOs earned the following numbers of 2017 Ops PRSUs:

Ops PRSUs for 2017 Performance

Robert I. Toll	33,376
Douglas C. Yearley, Jr.	87,048
Richard T. Hartman	26,349
Martin P. Connor	21,644
One-fourth of the 2017 Ops PRSUs vested on December 20, 2017, the first anniversary of the grant date and the remaining three-fourths of these RSUs remain subject to service-based vesting.
2017 TSR PRSUs. In early fiscal 2017, the Compensation Committee approved the grant of TSR PRSU target awards with a three-year performance period covering fiscal 2017 through fiscal 2019, subject to the Company’s relative TSR percentile rank at the conclusion of the performance period, relating to the target levels of 9,215 shares to Mr. Toll; 23,945 shares to Mr. Yearley; 7,248 shares to Mr. Hartman; and 5,953 shares to Mr. Connor, based on the grant date fair value calculated in accordance with ASC 718. For a description of relative TSR percentile rank, see "Performance-Based RSUs—TSR Performance-Based RSUs" starting on page 32.
In early fiscal 2018, the Compensation Committee determined the level of performance achieved for the TSR PRSUs with a two-year performance period granted in December 2015 and determined that the TSR multiplier for this grant was 83.05%. Based on this TSR multiplier, our NEOs earned the following numbers of two-year TSR PRSUs granted in December 2015:

TSR PRSUs for 2016-2017 Performance

Robert I. Toll	12,767
Douglas C. Yearley, Jr.	22,437
Richard T. Hartman	6,762
Martin P. Connor	5,561
The two-year TSR PRSUs vest over three years and will settle following the conclusion of the vesting period. Two-thirds of the two-year TSR PRSUs vested on October 31, 2017, and the remaining one-third will vest on October 31, 2018.
2018 Performance-Based RSUs
In early fiscal 2018, the Compensation Committee determined that the structure of the PRSUs would remain unchanged from fiscal 2017. At that time, the Compensation Committee approved the grant of Ops PRSU target awards for fiscal 2018 relating to the target levels of 23,813 shares to Mr. Toll; 71,095 shares to Mr. Yearley; 21,547 shares to Mr. Hartman; and 17,745 shares to Mr. Connor, based on the closing price of our common stock on the grant date. The Compensation Committee also approved the grant of TSR PRSU target awards relating to the target levels of 6,993 shares to Mr. Toll; 20,879 shares to Mr. Yearley; 6,328 shares to Mr. Hartman; and 5,211 shares to Mr. Connor, based on the grant date fair value calculated in accordance with ASC 718.

COMPENSATION FRAMEWORK
Compensation Decision-Making Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2017, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

Fiscal 2017

December 2016	Set performance goals for fiscal 2017 annual incentive bonus and performance-based RSU awards and fixed target number of 2017 performance-based RSU awards for NEOs
Set calendar year 2017 base salaries for the NEOs

June 2017	Reviewed the Say on Pay voting results from the 2017 Annual Meeting of Stockholders, as well as feedback received from stockholders and proxy advisory firms on our executive compensation program
Reviewed fiscal 2016 NEO compensation compared to our peer group set forth on page 37
Reviewed a market assessment prepared by the Compensation Committee's independent compensation consultant of fiscal 2016 NEO pay versus performance for the Company compared to the Peer Group
Consulted with the independent compensation consultant regarding industry trends in executive compensation

November 2017	Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2016 NEO pay versus projected Company fiscal 2017 performance compared to our peer group
Engaged with our largest stockholders and proxy advisory firms to gain their input on our executive compensation program
Held preliminary discussions regarding NEO individual performance during fiscal 2017

Fiscal 2018

December 2017	Reviewed market assessment prepared by the independent compensation consultant of fiscal 2016 Company NEO pay versus actual Company fiscal 2017 performance compared to our peer group
Reviewed each NEO’s individual performance during fiscal 2017
Reviewed fiscal 2017 performance goals and certified the level of performance attained for annual incentive bonus eligibility and performance-based RSU payouts
Determined fiscal 2017 annual incentive bonuses for the NEOs
Determined and granted equity awards for fiscal 2017 performance
Set performance goals for fiscal 2018 annual incentive bonus and performance-based RSU awards and fixed target number of 2018 performance-based RSU awards for NEOs
Analyzed the future impact of proposed federal tax reform legislation related to executive compensation

Performance Assessment Process
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our peer group set forth on page 37. The Compensation Committee also reviewed and considered our financial performance during the fiscal year when making final fiscal 2017 compensation decisions at the beginning of fiscal 2018. See "Fiscal 2017 Performance" starting on page 22.
As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the achievements described under “Fiscal 2017 Performance” starting on page 22. The Compensation Committee also evaluated the contributions of each of our NEOs in fiscal 2017 to the following areas: the Company’s strategy to grow the Company, diversify our geographic footprint and residential product lines, and improve our return on beginning equity, as more fully discussed under "Fiscal 2017 Performance—NEO Performance" on page 23.
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the home building industry and other industries. Our CEO and Chief Financial Officer were invited by the Compensation Committee to attend certain of its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance. Our other NEOs were also available to Compensation Committee members and to attend its meetings upon request.
With regard to compensation decisions relating to the Executive Chairman, the Compensation Committee, in addition to its own assessment of the Executive Chairman’s performance during fiscal 2017, gained significant insight into the performance of the Executive Chairman during that same period from its many exchanges with the other NEOs, other Company officers, and the other directors. The Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the CEO. Our CEO, in conjunction with the Executive Chairman, submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the President and Chief Operating Officer and the Chief Financial Officer. The Compensation Committee, after consideration of all of these inputs, determined the actual awards to the Executive Chairman, the CEO, the President and Chief Operating Officer, and the Chief Financial Officer.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2017. CAP received instructions from, and reported to, the Compensation Committee on an independent basis. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for Compensation Committee meetings.
The Compensation Committee requested CAP’s advice on a variety of matters, including the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, compensation-related legislative matters (including federal tax reform legislation) and related rulemaking, and potential compensation plan designs and modifications. The Compensation Committee consulted with CAP, both with and without management, on several occasions during fiscal 2017, and also in early fiscal 2018 with respect to compensation decisions for fiscal 2017 performance. During fiscal 2017, CAP did not provide any services to the Company or its affiliates, other than advising the Compensation Committee on executive officer compensation.

The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2017. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the home building industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.
In 2017, the Compensation Committee, with guidance from CAP, reviewed our NEOs’ compensation against a peer group of publicly-traded home building companies (the “Peer Group”), which remained unchanged from the prior year. The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Peer Group of Publicly-Traded Home Building Companies

Beazer Homes USA, Inc.	KB Home	Meritage Homes Corporation
CalAtlantic Group, Inc. (1)	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	PulteGroup, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	Taylor Morrison Home Corporation
Tri Pointe Group, Inc.

(1)	CalAtlantic Group, Inc. will cease to be a member of the Peer Group following its acquisition by Lennar Corporation.
Of the companies within our Peer Group, only CalAtlantic Group, Inc. and D.R. Horton, Inc. have an executive chairman. The Compensation Committee considered the executive chairman compensation information for these two companies in its review of Peer Group pay practices but also discussed compensation practices generally for executive chairmen in companies of similar size outside of the home building sector. CAP advised that the role of executive chairman is highly individualized among those companies that have one, and therefore compensation for this role varies considerably.
Benefits and Perquisites
We provide all of our employees, including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance.
The 401(k) Plan is a qualified retirement savings plan under the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2017. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, see “Pension Benefits During Fiscal 2017—Supplemental Executive Retirement Plan” on page 47.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2017. The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2017 are set forth in the table under “Pension Benefits During Fiscal 2017—Supplemental Executive Retirement Plan” on page 47.
Perquisites
Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2017, and we do not provide tax gross ups on perquisites. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
The Compensation Committee believes the perquisites for fiscal 2017, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 42, are reasonable, consistent with our past practices, and consistent with general practices in our industry.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their cash compensation during any calendar year. In December 2014, the Company amended and restated the Deferred Compensation Plan (the "2015 Plan"), which had been frozen for compensation earned after December 31, 2011, to enable employees to defer a portion of their cash compensation starting in January 1, 2015. Mr. Yearley, Mr. Hartman, and Mr. Connor are participants in the 2015 Plan.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make discretionary contributions to any NEO under the 2015 Plan in fiscal 2017.
Interest earned during fiscal 2017 on NEO deferred compensation that is considered above-market interest under SEC rules is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 42, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2017 table on page 48.

Other Compensation Practices and Policies
Employment Agreements, Change of Control Provisions and Severance Payments
None of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs. We have no change of control agreements relating to employment benefits or additional benefits that arise simply from a change of control or related severance; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction.
Upon a change of control, any outstanding options, RSUs, deferred cash, or other plan awards will generally immediately vest, and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would be fully vested in their SERP benefits and potentially eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” starting on page 48 of this proxy statement.
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company so as to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual cash retainer, as applicable, as set forth below:

Position	Multiple

Executive Chairman and CEO	3.0 x base salary
Other Executive Officers	1.0 x base salary
Directors	3.0 x annual cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:

•
shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.
Specifically excluded from ownership under the Guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral for a loan to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2017, the Committee determined that each NEO and director was in compliance with the Guidelines.

Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).
Pledging Policy
We have a pledging policy that prohibits any pledging of the Company’s equity securities by executive officers and directors, with an exception for the Company's founder, Mr. Robert I. Toll, given his substantial ownership of the Company’s equity securities.
With respect to Mr. Robert I. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of Mr. Toll's equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of Mr. Toll justifying the pledge transaction under the circumstances.
The General Counsel’s decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Robert I. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Robert I. Toll as of the Record Date represents 3.2% of the Company’s outstanding stock. Since adoption of the policy, the number of shares pledged by Mr. Robert I. Toll has decreased by over 33%. The Governance Committee continues to monitor and seek reductions in the shares pledged by Mr. Robert I. Toll.
Clawback Policy
In January 2017, the Board adopted a policy regarding the recoupment of incentive compensation from executives in specified situations involving fraud or intentional misconduct. The policy provides that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any cash bonus or other incentive compensation subject to the policy, including vested and unvested stock-based compensation, awarded to an executive officer where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. Under this policy, the Board may seek to recover payments of incentive compensation if the financial results leading to the award of incentive compensation are subsequently the subject of a restatement. The Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis.

Tax and Accounting Implications
Tax Regulations. The Tax Cuts and Jobs Act (“Tax Reform”) was signed into law on December 22, 2017. Prior to Tax Reform, Section 162(m) of the Code generally disallowed a tax deduction for compensation over $1 million paid to our NEOs who are “covered employees" under this rule. Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations were met. Our Senior Officer Plan, stock option grants, and performance-based RSUs were designed to be deductible under Section 162(m).
Commencing with our fiscal 2019 year, Tax Reform will eliminate the performance-based compensation exception to the deductibility limitation under Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017. The Compensation Committee will review Tax Reform and its impact on the Company’s executive compensation program; however, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will do so.
The Compensation Committee has structured our compensation plans to provide our NEOs with incentive compensation intended to preserve the tax deductibility of compensation, to the extent appropriate and consistent with corporate objectives. However, the Compensation Committee retains discretion and flexibility to award non-deductible compensation to our NEOs as it deems appropriate and in furtherance of its compensation philosophy and objectives.
Accounting Considerations. When making decisions about executive compensation, the Compensation Committee considers the accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.
For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, may not accurately represent the value received by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
Stephen A. Novick
Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert I. Toll	2017	1,000,000	1,425,313	1,603,202	1,586,160	—	167,839	5,782,514
Executive Chairman of the Board	2016	1,000,000	3,856,026	1,474,706	1,479,570	501,063	111,026	8,422,391
	2015	1,000,000	4,342,841	1,026,000	1,500,000	—	148,601	8,017,442
Douglas C. Yearley, Jr.	2017	1,000,000	3,713,862	2,345,860	2,749,344	8,680	37,658	9,855,404
Chief Executive Officer	2016	1,000,000	6,003,112	2,305,908	2,564,588	272,999	37,271	12,183,878
	2015	1,000,000	3,249,000	2,662,400	2,500,000	359,321	39,166	9,809,887
Richard T. Hartman	2017	1,000,000	1,124,167	712,306	1,017,786	56,255	30,566	3,941,080
President and Chief Operating Officer	2016	1,000,000	1,809,375	702,898	949,391	233,180	30,762	4,725,606
	2015	1,000,000	974,700	715,520	875,000	396,975	30,726	3,992,921
Martin P. Connor	2017	975,000	923,400	588,829	1,017,786	—	24,160	3,529,175
Chief Financial Officer	2016	970,833	1,488,106	580,868	949,391	208,558	24,356	4,222,112
	2015	933,333	812,250	565,760	875,000	244,696	24,410	3,455,449

(1)
These columns present the aggregate grant date fair value of performance-based RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2017, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including performance conditions in the case of performance-based RSUs, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amounts shown in the table.

With respect to the Ops PRSUs granted in fiscal 2017, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the RSUs granted), the aggregate grant date fair value of the RSUs set forth in the stock awards column above for fiscal 2017 would be: Mr. Toll—$1,531,712; Mr. Yearley—$3,991,366; Mr. Hartman—$1,208,154; and Mr. Connor—$992,405. The actual performance achieved for fiscal 2017 resulted in 99.16% of the Ops PRSUs granted being earned, subject to service-based vesting.

(2)
The annual incentive bonuses for Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor for fiscal 2017 were earned based on target bonus amounts established by the Compensation Committee for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the 2017 performance goals under the Senior Officer Plan, as more fully described under "Cash Compensation Decisions—Annual Incentive Bonus" starting on page 28.

(3)
The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Mr. Toll did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2017 table on page 46 of this proxy statement):

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Robert I. Toll	2017	(192,443)	N/A	(192,443)
	2016	501,063	N/A	501,063
	2015	(8,614)	N/A	(8,614)
Douglas C. Yearley, Jr.	2017	7,559	1,121	8,680
	2016	272,999	N/A	272,999
	2015	359,321	N/A	359,321
Richard T. Hartman	2017	18,700	37,555	56,255
	2016	185,774	47,406	233,180
	2015	313,163	83,812	396,975
Martin P. Connor	2017	(8,832)	437	(8,395)
	2016	208,347	211	208,558
	2015	244,647	49	244,696

(4)	Fiscal 2017 “All Other Compensation” consists of:

	Fiscal 2017
	Robert I. Toll	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$101,636	$3,660	$—	$—
Company contribution to 401(k) Plan	10,700	10,700	10,700	10,700
Life and disability insurance premiums (5)	3,318	3,273	3,606	3,560
Auto and gas allowance	19,500	15,900	15,900	9,900
Non-business use of cars and drivers	32,685	4,125	360	—
Total	$167,839	$37,658	$30,566	$24,160

(5)
Includes annual premiums for annual life, accidental death and dismemberment, and long term disability insurance provided to all employees; supplemental long-term disability insurance provided to executives.

Grants of Plan-Based Awards During Fiscal 2017

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Action Date(1)	Threshold ($)	Target ($)(6)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(5)	1,500,000	8,500,000
Ops PRSUs	12/20/2016	12/14/2016				30,294	33,660	37,026			1,063,993
TSR PRSUs	12/20/2016	12/14/2016				4,608	9,215	18,430			361,320
Stock Options	12/20/2016	12/7/2016							166,653	31.61	1,603,202
Douglas C. Yearley, Jr.			(5)	2,600,000	8,500,000
Ops PRSUs	12/20/2016	12/14/2016				79,009	87,788	96,567			2,774,979
TSR PRSUs	12/20/2016	12/14/2016				11,973	23,945	47,890			938,883
Stock Options	12/20/2016	12/7/2016							150,087	31.61	2,345,860
Richard T. Hartman			(5)	962,500	8,500,000
Ops PRSUs	12/20/2016	12/14/2016				23,916	26,573	29,230			839,973
TSR PRSUs	12/20/2016	12/14/2016				3,624	7,248	14,496			284,194
Stock Options	12/20/2016	12/7/2016							45,573	31.61	712,306
Martin P. Connor			(5)	962,500	8,500,000
Ops PRSUs	12/20/2016	12/14/2016				19,645	21,828	24,011			689,983
TSR PRSUs	12/20/2016	12/14/2016				2,977	5,953	11,906			233,417
Stock Options	12/20/2016	12/7/2016							37,673	31.61	588,829

(1)
The Compensation Committee met on December 7, 2016 to make determinations for our NEOs with respect to stock option grants for fiscal 2016 performance and on December 14, 2016 to make determinations for our NEOs with respect to Ops PRSU grants relating to fiscal 2017 performance and TSR PRSU grants relating to fiscal 2017 to 2019 performance. All grants of equity compensation were made on December 20, 2016, which is consistent with our practice of awarding equity compensation described under “Long-Term Incentive Compensation Decisions” starting on page 31.

(2)
Reflects performance-based RSUs the Compensation Committee awarded to our NEOs under the 2014 Stock Incentive Plan for Employees (the "2014 SIP"). Performance-based RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the performance-based RSUs to which the dividend equivalents relate. See “Long-Term Incentive Compensation Decisions—Performance-Based RSUs” starting on page 32 for further information.

(3)
See “Long-Term Incentive Compensation Decisions—Stock Options" on page 31 for a discussion of these option grants, which were awarded under the 2014 SIP. The exercise price of the options granted in fiscal 2017 is the closing price of our common stock on the grant date.

(4)
Amount represents the aggregate grant date fair value of performance-based RSUs and stock options, respectively, granted in fiscal 2017, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2017. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the performance-based RSUs, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.

(5)
Awards to Mr. Toll, Mr. Yearley, Mr. Hartman, and Mr. Connor were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.

(6)
The annual incentive bonuses for fiscal 2017 were earned based on target bonus amounts established by the Compensation Committee on December 14, 2016 for PTI Metric performance (60% of bonus amount) and its qualitative assessment of individual and Company performance (40% of bonus amount), subject to achievement of the fiscal 2017 performance goals under the Senior Officer Plan, as more fully described under “Cash Compensation Decisions—Annual Incentive Bonus” starting on page 28.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2017 salary, annual incentive bonus, and equity awards with respect to each NEO.

Outstanding Equity Awards at October 31, 2017

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (11)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert I. Toll	12/20/2010	100,000			19.32	12/20/2020
	12/20/2011	100,000			20.50	12/20/2021
	12/17/2012	100,000			32.22	12/17/2022
	12/20/2013	75,000	25,000	(1)	35.16	12/20/2023	33,434	(5)	1,539,301
	12/19/2014	50,000	50,000	(2)	32.49	12/19/2024	69,467	(6)	3,198,261
	12/18/2015	36,144	108,435	(3)	32.85	12/18/2025	44,249	(7)	2,037,224	15,078	(9)	694,191
	12/20/2016		166,653	(4)	31.61	12/20/2026	33,376	(8)	1,536,631	9,215	(10)	424,259
Douglas C. Yearley, Jr.	12/20/2007	16,250			20.76	12/20/2017
	12/20/2008	17,500			21.70	12/20/2018
	12/20/2009	46,875			18.38	12/20/2019
	12/20/2010	120,000			19.32	12/20/2020
	12/20/2011	120,000			20.50	12/20/2021
	12/17/2012	150,000			32.22	12/17/2022
	12/20/2013	119,250	39,750	(1)	35.16	12/20/2023	25,013	(5)	1,151,599
	12/19/2014	80,000	80,000	(2)	32.49	12/19/2024	51,970	(6)	2,392,699
	12/18/2015	34,396	103,188	(3)	32.85	12/18/2025	59,954	(7)	2,760,282	34,496	(9)	1,588,196
	12/20/2016		150,087	(4)	31.61	12/20/2026	87,048	(8)	4,007,690	23,945	(10)	1,102,428
Richard T. Hartman	12/20/2007	20,000			20.76	12/20/2017
	12/20/2008	20,000			21.70	12/20/2018
	12/20/2009	10,000			18.38	12/20/2019
	12/20/2010	10,000			19.32	12/20/2020
	12/20/2011	30,000			20.50	12/20/2021
	12/17/2012	40,000			32.22	12/17/2022
	12/20/2013	31,500	10,500	(1)	35.16	12/20/2023	7,504	(5)	345,484
	12/19/2014	21,500	21,500	(2)	32.49	12/19/2024	15,591	(6)	717,810
	12/18/2015	10,484	31,455	(3)	32.85	12/18/2025	18,071	(7)	831,989	10,397	(9)	478,678
	12/20/2016		45,573	(4)	31.61	12/20/2026	26,349	(8)	1,213,108	7,248	(10)	333,698
Martin P. Connor	12/20/2010	20,000			19.32	12/20/2020
	12/20/2011	20,000			20.50	12/20/2021
	12/17/2012	30,000			32.22	12/17/2022
	12/20/2013	24,750	8,250	(1)	35.16	12/20/2023	6,253	(5)	287,888
	12/19/2014	17,000	17,000	(2)	32.49	12/19/2024	12,993	(6)	598,198
	12/18/2015	8,664	25,994	(3)	32.85	12/18/2025	14,862	(7)	684,246	8,551	(9)	393,688
	12/20/2016		37,673	(4)	31.61	12/20/2026	21,644	(8)	996,490	5,953	(10)	274,076

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)	100% of the options vested on December 20, 2017.

(2)	50% of the options vest on each of December 19, 2017 and 2018.

(3)	33.33% of the options vest on each of December 18, 2017, 2018, and 2019.

(4)	25% of the options vest on each of December 20, 2017, 2018, 2019, and 2020.

(5)	100% of the 2013 performance-based RSUs vested on December 20, 2017.

(6)	50% of the 2014 performance-based RSUs vest on each of December 19, 2017, and 2018.

(7)	33.33% of the 2015 performance-based RSUs vest on each of December 18, 2017, 2018, and 2019.

(8)	25% of the 2016 Ops PRSUs vest on each of December 20, 2017, 2018, 2019, and 2020.

(9)	33% of the 2016 TSR PRSUs with a 2-year performance period vest on October 31, 2018. 100% of the 2016 TSR PRSUs with a 3-year performance period vest on October 31, 2018.

(10)	100% of the 2017 TSR PRSUs vest on October 31, 2019.

(11)	The options that are reflected in the table above as fully “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

(12)	The market value was calculated based on the closing price of our common stock on the NYSE on October 31, 2017 of $46.04 per share.
Option Exercises and Stock Vested During Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert I. Toll	1,100,000	9,262,782	126,447	4,123,323
Douglas C. Yearley, Jr.	16,250	230,258	112,140	3,763,044
Richard T. Hartman	20,000	302,200	33,691	1,130,759
Martin P. Connor	13,000	291,640	27,960	937,922

(1)
“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.

(2)
"Number of Shares Acquired on Vesting" includes (a) the portion of the 2013 Ops PRSUs for these NEOs that vested and delivered on December 17, 2016, (b) the portion of the 2014 Ops PRSUs for these NEOs that vested on December 20, 2016 but were not delivered until December 20, 2017, (c) the portion of the 2015 Ops PRSUs for these NEOs that vested on December 19, 2016 but will not be delivered until December 19, 2018,(d) the portion of 2016 Ops PRSUs for these NEOs that vested on December 18, 2016 but will not be delivered until December 18, 2019, and (e) the portion of the 2016 TSR PRSUs for these NEOs that vested on October 31,2017 but will not be delivered until November 1, 2018.

(3)
“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2017 multiplied by the closing price of our common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2017
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	50.5	9,354,614	—
Douglas C. Yearley, Jr.	SERP	27.5	2,619,568	—
Richard T. Hartman	SERP	36.8	2,086,799	—
Martin P. Connor	SERP	8.8	1,675,009	—

(1)
In order to be vested in benefits under the SERP, participants generally must have reached age 62, except participants will be vested in SERP benefits in the event of death or disability prior to age 62 after five years of service. The number of years of credited services does not impact SERP benefits, except for the five-year service requirement for vesting in death or disability benefits prior to age 62.

(2)
For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017. The change in the actuarial present value of accumulated benefits under the SERP reflected in the Summary Compensation Table on page 42 is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 3.54% for fiscal 2015, 2.98% for fiscal 2016, and 3.19% for fiscal 2017. When the discount rate increases, as it did in fiscal 2017 and fiscal 2015, the actuarial present value of accumulated SERP benefits decreases. When the discount rate decreases, as it did in fiscal 2016, the actuarial present value of accumulated SERP benefits increases.
Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has reached “normal retirement age,” which is age 62 under the SERP. The SERP does not have a service requirement, except that a participant must have five or more years of service in order to be vested in a death or disability benefit prior to age 62 under the SERP.
Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for 10% increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except the annual benefit amount for Mr. Yearley, Mr. Hartman, and Mr. Connor will be subject to such increase for the first three years of service to the Company after they reach age 62.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the NEOs in fiscal 2017. The annual benefits to our NEOs under the SERP as of the end of fiscal 2017 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2017
Robert I. Toll	$650,000
Douglas C. Yearley, Jr.	$200,000
Richard T. Hartman	$145,000
Martin P. Connor	$145,000
Mr. Toll has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Mr. Yearley, Mr. Hartman, and Mr. Connor have not reached normal retirement age and are not vested in their respective SERP benefits. Benefits under the SERP will cease if any participant competes with us following retirement.
Nonqualified Deferred Compensation During Fiscal 2017
Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. Under the Deferred Compensation Plan, NEOs can elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2017, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 6%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Benefits and Perquisites—Deferred Compensation Plan” on page 38.

The table below provides information regarding contributions, earnings, and balances for our NEOs. Mr. Yearley, Mr. Hartman, and Mr. Connor participate in the Deferred Compensation Plan (DCP). The table below also includes performance-based RSUs granted to our NEOs that have vested, but the delivery of which has been deferred pursuant to the terms of the awards under the Company's Amended and Restated Stock Incentive Plan for Employees (2007) (SIP).

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Robert I. Toll	SIP	—	4,123,323	3,126,320	—	8,887,009
Douglas C. Yearley, Jr.	SIP	—	3,763,044	2,470,356	—	7,456,178
	DCP	256,459	—	5,867	—	262,326
Richard T. Hartman	SIP	—	1,130,759	741,491	—	2,239,063
	DCP	272,409	—	145,786	—	3,592,526
Martin P. Connor	SIP	—	937,922	616,955	—	1,860,568
	DCP	19,500	—	1,847	—	57,347

(1)
"Registrant Contributions in Last FY" column represents the value of (a) the portion of the 2013 performance-based RSUs for these NEOs that vested and were paid on December 17, 2016, (b) the portion of the 2014 performance-based RSUs for these NEOs that vested on December 20, 2016 but will not be delivered until December 20, 2017, (c) the portion of 2015 performance-based RSUs for these NEOs that vested on December 19, 2016 but will not delivered until December 19, 2018, (d) the portion of 2016 performance-based RSUs for these NEOs that vested on December 18, 2016 but will not delivered until December 18, 2019, and (e) the portion of the 2016 TSR PRSUs for these NEOs that vested on October 31, 2017 but will not be delivered until November 1, 2018, in each case based on the closing price of our common stock on the applicable vesting date.

(2)
“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses) on the 2014 performance-based RSUs, the 2015 performance-based RSUs, and the 2016 performance-based RSUs for these NEOs that have vested but will not be delivered until December 20, 2017, December 19, 2018, and December 18, 2019, respectively.

This column also includes unrealized earnings on Mr. Yearley's, Mr. Hartman's and Mr. Connor's account balances in the Deferred Compensation Plan, of which $1,121, $37,555 and $437, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2017 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 42 for Mr. Yearley, Mr. Hartman and Mr. Connor.

(3)
“Aggregate Balance at Last FYE” column includes the value, based on the closing price of our common stock on October 31, 2017, of the 2014 performance-based RSUs, 2015 performance-based RSUs, 2016 performance-based RSUs, and the 2016 TSR PRSUs for these NEOs that have vested but will not be delivered until December 20, 2017, December 19, 2018, December 18, 2019, and November 1, 2018, respectively. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted.

This column also includes the net balance of compensation that was earned and deferred by Mr. Yearley, Mr. Hartman and Mr. Connor under the Deferred Compensation Plan and the interest accrued on such deferred amounts. In addition to the above-market earnings for fiscal 2017, above-market earnings in fiscal 2016 and 2015 in the amounts of $47,406 and $83,812, respectively, are reported as compensation paid to Mr. Hartman, and above-market earnings in fiscal 2016 and 2015 in the amounts of $211 and $49, respectively, are reported as compensation paid to Mr. Connor in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
None of our NEOs has an employment agreement with us, nor is any of them entitled to any sort of cash severance payment upon termination or separation from us. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2017, the last business day of our fiscal year ended October 31, 2017, and are based, as applicable, on a share price of $46.04, the closing price of our common stock on the NYSE on October 31, 2017. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.
Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation During 2017 table above, or any distributions of plan balances under our 401(k) Plan. See “Benefits and Perquisites” on page 37 for information about the 401(k) Plan.
Termination of Employment
Vesting of Long-Term Incentive Compensation Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as qualified retirement, death, disability, or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.
Special Vesting upon Retirement. With respect to stock options, if Mr. Toll, Mr. Yearley, or Mr. Hartman retires from service with us after reaching age 62, each is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement.
For performance-based RSUs granted prior to December 2016, there is no accelerated vesting for shares subject to performance-based RSUs upon retirement; all performance-based RSUs that have not met the required vesting conditions are forfeited. Starting with grants made in December 2016, performance-based RSUs will continue to vest if Mr. Toll, Mr. Yearley, or Mr. Hartman retires from service with us after reaching age 62.
Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (or his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.
Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The tables below include the value of previously unvested shares subject to performance-based RSUs that would vest and be delivered to the NEO if his employment with us terminated due to death or disability, based upon the closing price of our common stock on the NYSE on October 31, 2017.
Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they reach age 62. As of October 31, 2017, Mr. Robert I. Toll had reached age 62 and, as a result, he was fully vested in his SERP benefits. The tables below do not include benefits payable to Mr. Toll under the SERP. If a participant has completed five years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. In addition, if a SERP participant is terminated by the Company without cause, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 62. If a SERP participant is terminated for cause, all

SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested. See “Benefits and Perquisites—Supplemental Executive Retirement Plan” on page 38 and “Pension Benefits During Fiscal 2017” starting on page 46.
Change of Control
Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest, based on target level performance if the change of control occurs during the performance period, and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP (that are not already fully vested) would become fully vested in their SERP benefits and be potentially eligible for a lump sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2017. In addition, with respect to Mr. Yearley, Mr. Hartman, and Mr. Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2017. Mr. Toll is already fully vested in his SERP benefits.
Tables
Robert I. Toll. The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2017.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	4,784,561
Performance-based RSUs (3)	—	—	—	—	9,429,867	9,429,867	9,429,867
Payment of SERP benefits (4)	—	—	—	—	—	—	—
Total:	—	—	—	—	9,429,867	9,429,867	14,214,428

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As of October 31, 2017, the closing price per share of our common stock on the NYSE was $46.04.

(3)
See footnotes 5, 6, 7, 8, 9, and 10 to the Outstanding Equity Awards at October 31, 2017 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2017, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2017 of $46.04, would have been $9,429,867.

(4)
The amount the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s SERP benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2017”).

Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2017.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	5,043,285
Performance-based RSUs (3)	—	—	—	—	13,002,894	13,002,894	13,002,894
Payment of SERP benefits (4)	—	—	4,000,000	—	4,000,000	4,000,000	4,000,000
Total:	—	—	4,000,000	—	17,002,894	17,002,894	22,046,179

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As of October 31, 2017, the closing price per share of our common stock on the NYSE was $46.04.

(3)
See footnotes 5, 6, 7, 8, 9, and 10 to the Outstanding Equity Awards at October 31, 2017 table in this proxy statement. Had Mr. Yearley terminated his employment at October 31, 2017, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2017 of $46.04, would have been $13,002,894.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2017”).

Richard T. Hartman. The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2017.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	1,478,074
Performance-based RSUs (3)	—	—	—	—	3,920,767	3,920,767	3,920,767
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	6,820,767	6,820,767	8,298,841

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As of October 31, 2017, the closing price per share of our common stock on the NYSE was $46.04.

(3)
See footnotes 5, 6, 7, 8, 9, and 10 to the Outstanding Equity Awards at October 31, 2017 table in this proxy statement. Had Mr. Hartman terminated his employment at October 31, 2017, the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2017 of $46.04, would have been $3,920,767.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2017”).

Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2017.

	Termination of Employment ($)
Payments and Benefits	Voluntary (1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change of Control(2)
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	1,206,592
Performance-based RSUs (3)	—	—	—	—	3,234,586	3,234,586	3,234,586
Payment of SERP benefits (4)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	2,900,000	—	6,134,586	6,134,586	7,341,178

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	As of October 31, 2017, the closing price per share of our common stock on the NYSE was $46.04.

(3)
See footnotes 5, 6, 7, 8, 9, and 10 to the Outstanding Equity Awards at October 31, 2017 table in this proxy statement. Had Mr. Connor terminated his employment at October 31, 2017, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2017 of $46.04, would have been $3,234,586.

(4)
The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change of control. Upon a change of control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits During Fiscal 2017”).

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee” starting on page 15, the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2017 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2017 for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Carl B. Marbach
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2016 through October 31, 2017 were made on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to the General Counsel prior to consummation. The General Counsel is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The General Counsel maintains a list of all related persons to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
During fiscal 2017, Mr. Robert I. Toll, Executive Chairman of the Board, paid the Company approximately $415,000 for personal services, including administrative, bookkeeping, and investment services. Such amounts were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Robert I. Toll.
Mr. Bruce E. Toll is the co-founder of the Company and the brother of Mr. Robert I. Toll, the Executive Chairman of the Board, and he was a member of our Board of Directors until March 8, 2016. He is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years, starting from March 2016 when he ceased to provide services to the Company. See “Pension Benefits During Fiscal 2017—Supplemental Executive Retirement Plan” on page 47 for a more detailed description of the SERP. During fiscal 2017, the Company provided him with office space and administrative support at Company headquarters valued at approximately $197,000. In addition, during fiscal 2017, Mr. Bruce E. Toll paid the Company approximately $54,000 for additional administrative services and health insurance coverage for him and his spouse, which were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Bruce E. Toll.
On June 27, 2016, we entered into an agreement to purchase 115 lots of undeveloped land in Upper Dublin Township, Montgomery County, Pennsylvania from BT Dreshertown, LP for an aggregate purchase price of approximately $12.65 million. BT Dreshertown, LP is an affiliate of BET Investments, Inc., and Mr. Bruce E. Toll is the owner and principal of BET Investments, Inc. This transaction is expected to close in calendar year 2018, subject to seller's receipt of specified approvals and satisfaction of customary closing conditions. In accordance with the Policy, this transaction was reviewed and pre-approved by the Governance Committee, which considered, among other things, that this transaction was on terms no less favorable to us than the terms we would have agreed to with unrelated persons.

Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third by Mr. Robert I. Toll, Executive Chairman of the Board, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our CEO, and other former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2017, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $1,968,186 in fiscal 2017 under the terms of various development, finance, and management services agreements, which were paid to us throughout the year. In performing these services, we also incurred costs in fiscal 2017 on behalf of Toll Realty LP and the Trust in the amount of $2,543,494 for which we were reimbursed throughout the year by Toll Realty LP and the Trust. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons.
From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.
STOCKHOLDER PROPOSALS FOR THE
2019 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2019 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 11, 2018.
A stockholder may wish to have a proposal presented at the 2019 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2019 Annual Meeting of Stockholders, between November 25, 2018 and December 25, 2018.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director. If notice of any such proposal is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.

PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 6 of this proxy statement.
HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.

SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, to help us distribute and solicit proxies. We will pay them $12,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors

MICHAEL I. SNYDER
Secretary
Horsham, Pennsylvania
February 1, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 13, 2018

GO GREEN

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Company's proxy materials are available online at: http://www.astproxyportal.com/ast/12483

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333301000 5 031318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW AND "FOR" PROPOSALS TWO AND THREE. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2017 ANNUAL REPORT OF TOLL BROTHERS, INC.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Tuesday, March 13, 2018, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One and "FOR" Proposals Two and Three.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

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